Exhibit 4.2

EXECUTION VERSION

INTERNATIONAL GAME TECHNOLOGY

As Issuer

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

As Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 8, 2010

SUPPLEMENTAL TO INDENTURE

Dated as of June 15, 2009

CREATING A SERIES OF SECURITIES

DESIGNATED

5.500% NOTES DUE 2020

ii

iii

SECOND SUPPLEMENTAL INDENTURE dated as of June 8, 2010 (this “Second Supplemental Indenture”) to the Indenture dated as of June 15, 2009 (the “Base Indenture”) between INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (“Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered the Base Indenture, which provides for the issuance of debt securities in an unlimited aggregate principal amount to be issued from time to time in one or more series;

WHEREAS, Section 9.1 of the Base Indenture provides that the Company and the Trustee may from time to time enter into indentures supplemental thereto to provide for the issuance of and establish the form and terms and conditions of the Securities of any series as provided in Section 2.1 thereof;

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture to provide for the issuance of up to $300,000,000 aggregate principal amount of the Company’s 5.500% Notes due 2020, as registered Securities without coupons, to be authenticated by the Trustee;

WHEREAS, this Second Supplemental Indenture supplements and amends in certain respects the Base Indenture insofar as it applies only to the 2020 Notes (and not to any other series of Securities) to provide for the form, terms and other provisions of the 2020 Notes as a separate series of Securities to be issued under the Indenture; and

WHEREAS, all acts and things necessary to make the 2020 Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and legal obligations of the Company, and to constitute this Second Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Second Supplemental Indenture and the issuance hereunder of the 2020 Notes have in all respects been duly authorized.

NOW, THEREFORE, in consideration of the premises and the purchase of the 2020 Notes by the Holders thereof, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of 2020 Notes:

ARTICLE I.

DEFINITIONS

Section 1.1                                      Definitions.

For all purposes of the Base Indenture and this Second Supplemental Indenture relating to the series of Securities consisting of the 2020 Notes created hereby, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article I shall have the meanings assigned to them in this Article I, (ii) any term that is defined in both the Base Indenture and this Second Supplemental Indenture shall exclusively have the meaning assigned to such term in this Second Supplemental Indenture, (iii) any capitalized term that is used in this Second Supplemental Indenture but not defined herein shall have the meaning specified in the Base Indenture and (iv) as used in this Second Supplemental Indenture, the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Second Supplemental Indenture.

“2020 Notes” means any of the Company’s 5.500% Notes due 2020, as amended or supplemented from time to time, issued under the Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning set forth in Section 2.1(d).

“Attributable Indebtedness” means, in respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such sale and leaseback transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

“beneficial owner” shall have the meaning set forth in the definition of “Change of Control.”

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Change of Control” means the occurrence of any of the following:

(i)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(ii)           the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” as defined in Rules 13d-3 and 13d-5 under the Exchange Act of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(iii)          the Company consolidates with, or merges with or into, any Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(iv)          the first day on which the majority of the members of the Company’s Board of Directors ceases to be Continuing Directors; or

(v)           the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Notice” shall have the meaning set forth in Section 4.3(b).

“Change of Control Notice Date” shall have the meaning set forth in Section 4.3(b).

“Change of Control Repurchase Date” shall have the meaning set forth in Section 4.3(b).

A “Change of Control Repurchase Event ” shall be deemed to have occurred at such time that the 2020 Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the Trigger Period.  Unless at least two of the three Rating Agencies are providing a rating for the 2020 Notes at the commencement of any Trigger Period, the 2020 Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.  Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Change of Control Repurchase Notice” shall have the meaning set forth in Section 4.3(c).

“Change of Control Repurchase Price” shall have the meaning set forth in Section 4.3(a).

“close of business” means 5:00 p.m. (New York City time).

“Comparable Treasury Issue” shall have the meaning set forth in Exhibit A.

“Comparable Treasury Price” shall have the meaning set forth in Exhibit A.

“Consolidated Net Tangible Assets” means, on any date of determination, the Company’s total assets as they appear on the Company’s most recently prepared consolidated balance sheet as of the end of a fiscal quarter, less

(i)            all liabilities shown on such consolidated balance sheet that are classified and accounted for as current liabilities or that otherwise would be considered current liabilities under GAAP; and

(ii)           all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill.

“Continuing Director” means, as of any date of determination, any individual who on the original Issue Date of the 2020 Notes was a member of the Board of Directors, together with any new directors whose election, or, solely to fill the vacancy of a Continuing Director, appointment by such Board of Directors, or whose nomination for election by the Company’s stockholders was approved by the vote of a majority of the directors on the Board of Directors then still in office who were either directors on the original Issue Date of the 2020 Notes or whose election, appointment (in the case of a vacancy of a Continuing Director) or nomination for election was previously approved by a majority of the Continuing Directors, either by specific vote or by approval of the proxy statement issued by the Company on behalf of the Board of Directors in which such individual is named as a nominee for director.  For purposes of the definition of “Continuing Director,” the term Board of Directors shall not include any committee thereof.

“Credit Facility” shall have the meaning set forth in Section 5.3(a).

“DTC” shall have the meaning set forth in Section 2.1(b).

“Event of Default” shall have the meaning set forth in Section 7.1.

“Extension Fee” shall have the meaning set forth in Section 7.1.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Gaming Law Redemption” shall have the meaning set forth in Section 4.1(b).

“Gaming Law Redemption Price” shall have the meaning set forth in Section 4.1(b).

“Global Securities Legend” shall have the meaning set forth in Exhibit A.

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness of such Person on a consolidated basis, whether or not contingent:

(i)            in respect of borrowed money;

(ii)           evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements with respect thereto);

(iii)          in respect of banker’s acceptances, bank guarantees, surety bonds or similar instruments;

(iv)          representing Capital Lease Obligations; or

(v)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that to the extent any derivative transaction entered into primarily for purposes of hedging (including swaps, caps, collars, options, futures transactions, forward rate agreements and foreign exchange transactions and any other similar transaction (including any option with respect to any of the foregoing) and any combination of any of the foregoing) would otherwise qualify as indebtedness under GAAP, such derivative transaction shall not be considered “Indebtedness” for purposes hereof; and, in addition, the term “Indebtedness” shall include all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP:

(i)            all indebtedness of others secured by a lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person);

(ii)           to the extent not otherwise included, any guarantee by the specified Person of indebtedness of any other Person; and

(iii)          preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of the specified Person.

“Indenture” means, with respect to the 2020 Notes, the Base Indenture, as amended by this Second Supplemental Indenture and, if further amended or supplemented as herein provided, as so amended or supplemented.

“Independent Investment Bank” shall have the meaning set forth in Exhibit A.

“Interest Payment Date” shall have the meaning set forth in Section 2.3(a).

“Investment Grade” means (i) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), (ii) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and (iii) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Issue Date” of any 2020 Note means the date on which the 2020 Notes were originally issued or deemed issued as set forth on the face of the 2020 Notes.

“Legal Holiday” shall have the meaning set forth in Section 9.4.

“Lien” means, with respect to any property or assets, including Capital Stock or Indebtedness, any lien, mortgage, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Long-Term Debt” means all Indebtedness for borrowed money owed or guaranteed by the Company or any of the Company’s Subsidiaries and any other Indebtedness which, under GAAP, would appear as indebtedness on the Company’s most recent consolidated balance sheet, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

“Maturity Date,” when used with respect to the 2020 Notes, shall have the meaning set forth in Section 2.7.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notice of Default” shall have the meaning set forth in Section 7.1.

“NYSE” means The New York Stock Exchange.

“Optional Redemption” shall have the meaning set forth in Section 4.1.

“Optional Redemption Price” shall have the meaning set forth in Exhibit A.

“Ordinary Course Lien” means any of the following:

(i)            Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

(ii)           Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days;

(iii)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other similar obligations incurred in the ordinary course of business;

(iv)          licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the Company’s business or the business of its Subsidiaries;

(v)           Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not for purposes of providing such right of offset or statutory bankers’ lien;

(vi)          Liens created by or resulting from any litigation or legal proceeding involving the Company or its Subsidiaries in the ordinary course of business that is being contested in good faith if reserves have been made therefor and no material property is subject to material risk of loss or forfeiture;

(vii)         easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company and its Subsidiaries; and

(viii)        precautionary financing statements filed under the Uniform Commercial Code that are made in connection with operating leases and not constituting a Lien.

“Permitted Lien” means any of the following:

(i)            Liens existing as of the date of this Second Supplemental Indenture;

(ii)           Liens on the property, shares of stock or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(iii)          Liens securing Indebtedness owing by any of the Company’s Subsidiaries to the Company or to any of the Company’s other Restricted Subsidiaries;

(iv)          Liens in favor of the United States of America, any state of the United States of America, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments required under any contract or provision of any statute or regulation;

(v)           Liens on property, shares of stock or indebtedness, either:

(A)          existing at the time the Company acquires the property, stock or debt, including acquisition through merger or consolidation;

(B)           securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

(C)           securing indebtedness to finance the purchase price of the property, stock or indebtedness, or the cost of acquiring, constructing on or improving of the property, that were incurred prior to or at the time or within one year after the Company acquires the property, stock or indebtedness or completes construction on or improvement of the property and commences full operation thereof;

(vi)          Ordinary Course Liens;

(vii)         any Liens securing the 2020 Notes;

(viii)        Liens on shares of any equity security (or any warrant or option to purchase an equity security or any security which is convertible into an equity security) issued by any Subsidiary of the Company that holds, directly or indirectly through a holding company or otherwise, a license to conduct gaming under any Gaming Law, but such Liens shall be “Permitted Liens” only if and so long as the Gaming Laws of the relevant jurisdiction provide that any such Lien shall be terminated on the transfer or other disposition of such securities; and

(ix)           any extension, renewal or replacement of the Liens described above, so long as such extension, renewal or replacement is limited to the same property, shares or Indebtedness securing the Lien that was extended, renewed or replaced (plus improvements on such property), except that if the Indebtedness secured by a Lien is increased as a result of such extension, renewal or replacement, the Company shall be required to include the increase when it computes the amount of Indebtedness that is subject to the covenant in Section 5.4.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 under the Exchange Act) then making a rating on the 2020 Notes that is reasonably acceptable to the Trustee as a replacement for such Rating Agency.

“Record Date” shall have the meaning set forth in Section 2.3(a).

“Redemption Date” means the date specified in a notice of redemption on which the 2020 Notes may be redeemed in accordance with the terms of the 2020 Notes and the Indenture.

“Redemption Price” means the Optional Redemption Price and the Gaming Law Redemption Price.

“Reference Treasury Dealer” shall have the meaning set forth in Exhibit A.

“Reference Treasury Dealer Quotations” shall have the meaning set forth in Exhibit A.

“Restricted Subsidiary” means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more of the Company’s other Subsidiaries, or the Company and one or more of the Company’s other Subsidiaries; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” shall have the meaning set forth in Exhibit A.

“Trigger Period” means the period commencing 60 calendar days immediately preceding the date the Company first publicly announces any Change of Control (or pending Change of Control) and ending 60 calendar days immediately succeeding consummation of such Change of Control; provided, that such Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade.

“TIA” means the Trust Indenture Act of 1939 as in effect on the date of this Indenture; provided, however, that in the event the TIA is amended after such date, TIA means, to the extent required by any such amendment, the TIA as so amended.

ARTICLE II.

THE 2020 NOTES

Section 2.1             Designation of 2020 Notes.

(a)           There shall be a series of Securities designated “5.500% Notes due 2020” of the Company.  The 2020 Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is a part of this Second Supplemental Indenture.  The 2020 Notes may have notations, legends or endorsements required by law, stock exchange rule or usage (provided, that any such notation, legend or endorsement required by usage is in a form acceptable to the Company).  The Company shall provide any such notations, legends or endorsements to the Trustee in writing.  Each 2020 Note shall be dated the date of its authentication.  Except as otherwise expressly permitted in this Indenture, all 2020 Notes shall be identical in all respects.  Notwithstanding any differences among them, all 2020 Notes issued under this Second Supplemental Indenture shall vote and consent together on all matters as one class.

(b)           The 2020 Notes shall be issued initially in the form of one or more Global Securities in the form of the Security attached hereto as Exhibit A, which shall be deposited with the Trustee at its Corporate Trust Office, as custodian for and registered in the name of The Depository Trust Company (“DTC”) or the nominee thereof as Depositary, duly executed by the Company and authenticated by the Trustee in accordance with this Indenture.  Each Global Security shall bear the Global Securities Legend set forth in Exhibit A.

(c)           The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the 2020 Notes, and each of the Corporate Trust Office of the Trustee and the office or agency of the Trustee in Minneapolis, Minnesota, to be such office or agency of the Company for the aforesaid purposes.  The Company may change the Paying Agent and Registrar without prior notice to the Holders of the 2020 Notes.

(d)           Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Security registered in the name of the Depositary or any nominee thereof, or under any such Global Security, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any 2020 Note.  The registered Holder of a Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder of 2020 Notes is entitled to take under this Indenture or the 2020 Notes.

Section 2.2             Amount.

(a)           The Trustee shall authenticate and deliver the 2020 Notes for original issue in an aggregate principal amount of $300,000,000, upon receipt of one or more Company Orders and such other documents as may be required under this Indenture.

(b)           The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary in accordance with this Indenture.  The aggregate principal amount of 2020 Notes Outstanding at any time may not exceed the amount set forth in Section 2.2(a).

Section 2.3             Interest.

(a)           The Company shall pay interest on the 2020 Notes at a rate of 5.500% per annum, payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing December 15, 2010, or if any such day is not a Business Day, the immediately following Business Day; provided, that no interest or other amount will be paid as a result of any such postponement.  Interest on the 2020 Notes shall be paid to the Holder of such 2020 Notes at the close of business on June 1 or December 1 (each, a “Record Date”), as the case may be, immediately preceding the related Interest Payment Date, and shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  In the event of the maturity or repurchase of a 2020 Note by the Company at the option of the Holder of such 2020 Note, interest shall cease to accrue on such 2020 Note.

(b)           Subject to the foregoing provisions of this Section 2.3 and Sections 2.3, 2.5 and 2.11 of the Base Indenture, each 2020 Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other 2020 Note shall carry the rights to interest accrued but unpaid, and to accrue, which were carried by such other 2020 Note.

Section 2.4             Denominations.

The 2020 Notes shall originally be issued only in registered form without coupons and only in denominations of $2,000 of principal amount and integral multiples of $1,000 principal amount in excess thereof.

Section 2.5             Redemption.

(a)           There shall be no sinking fund for the retirement of the 2020 Notes.

(b)           The Company may redeem the 2020 Notes in accordance with the provisions set forth in the 2020 Notes and this Second Supplemental Indenture, including, without limitation, Article IV hereof.

Section 2.6             Repurchase.

The 2020 Notes shall be repurchased by the Company, at the option of the Holder of such 2020 Notes, in accordance with the provisions set forth in the 2020 Notes and this Second Supplemental Indenture, including, without limitation, Article IV hereof.

Section 2.7             Stated Maturity.

The date on which the principal of the 2020 Notes is due and payable, unless earlier accelerated, redeemed or repurchased pursuant to the Indenture, shall be June 15, 2020 (the “Maturity Date”).

ARTICLE III.

AMENDMENTS TO THE BASE INDENTURE

Section 3.1             Provisions Applicable Only to 2020 Notes.

The provisions contained in this Second Supplemental Indenture shall apply to the 2020 Notes only and not to any other series of Securities issued under the Base Indenture and any covenants provided herein are expressly being included solely for the benefit of the 2020 Notes and not for the benefit of any other series of Securities issued under the Base Indenture.

Section 3.2             Registration of Transfer and Exchange.

Section 2.5 of the Base Indenture is hereby amended, subject to Section 3.1 hereof and with respect to the 2020 Notes only, by adding the following clause (h):

“(h)        The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of 2020 Notes in respect of which a Change of Control Repurchase Notice has been given and not withdrawn by the Holder thereof in accordance with the terms of the Second Supplemental Indenture (except, in the case of 2020 Notes to be repurchased in part, the portion thereof not to be repurchased).”

Section 3.3             Payment of Principal, Premium and Interest.

The first paragraph of Section 4.1 of the Base Indenture is hereby amended and restated in its entirety, subject to Section 3.1 hereof and with respect to the 2020 Notes only, to read as follows:

“The Company shall promptly make all payments in respect of the 2020 Notes on the dates and in the manner provided in the 2020 Notes or pursuant to this Indenture.  Any amounts of cash to be given to the Trustee or Paying Agent shall be deposited with the Trustee or Paying Agent by 10:00 a.m. (New York City time) by the Company on the required date.  The Company may, at its option, make payments in respect of the 2020 Notes by check mailed to a Holder of 2020 Notes’ registered address or, with respect to Global Securities, by wire transfer.  The Company shall make any required interest payments to the Person in whose name each 2020 Note is registered at the close of business on the Record Date for such interest payment.  Principal amount, accrued interest, if any, Redemption Price and Change of Control Repurchase Price, shall be considered paid on the applicable date due if on such date (or, in the case of a Redemption Price or Change of Control Repurchase Price, on the Business Day following the applicable Redemption Date or Change of Control Repurchase Date, as the case may be) the Trustee or the Paying Agent holds, in accordance with this Indenture, cash sufficient to pay all such amounts then due.”

Section 3.4             Paying Agent and Registrar.

Section 4.2 of the Base Indenture is hereby amended, subject to Section 3.1 hereof and with respect to the 2020 Notes only, by adding the following clause (e):

“(e)        If the Paying Agent holds, in accordance with this Indenture, on a Redemption Date, a Change of Control Repurchase Date, or on the Maturity Date, money sufficient to pay 2020 Notes payable on that date, then immediately after such Redemption Date, Change of Control Repurchase Date or Maturity Date, as the case may be, such 2020 Notes shall cease to be Outstanding and interest, if any, on such 2020 Notes shall cease to accrue; provided, that if such 2020 Notes are to be redeemed on a Redemption Date, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made.”

Section 3.5             Notice of Defaults.

The first paragraph of Section 7.5 of the Base Indenture is hereby amended and restated in its entirety, subject to Section 3.1 hereof and with respect to the 2020 Notes only, to read as follows:

“If a Default or Event of Default occurs and is continuing and if it is actually known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder of 2020 Notes notice of the Default or Event of Default within 90 days after it is known to a Trust Officer or written notice of it is received by the Trustee.  Except in the case of a Default described in Section 7.1(i) or 7.1(ii) of the Second Supplemental Indenture, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders of 2020 Notes.  The second sentence of this Section 7.5 shall be in lieu of the proviso to TIA Section 315(b) and such proviso is hereby expressly excluded from this Indenture, as permitted by the TIA.  The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer of the Trustee has received written notice of such Default.”

Section 3.6             Compensation and Indemnity.

The last paragraph of Section 7.7 of the Base Indenture is hereby amended and restated in its entirety, subject to Section 3.1 hereof and with respect to the 2020 Notes only, to read as follows:

“The Company’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture.  In the event that the Trustee incurs expenses after the occurrence of a Default specified in Section 7.1(vii) or 7.1(viii) of the Second Supplemental Indenture with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.”

Section 3.7             Covenant Defeasance.

The first paragraph of Section 11.3 of the Base Indenture is hereby amended and restated in its entirety, subject to Section 3.1 hereof and with respect to the 2020 Notes only, to read as follows:

“Upon the Company’s exercise of the option provided in Section 11.1 to obtain a covenant defeasance with respect to the Outstanding Securities of a particular series, the Company shall be released from its obligations under Section 5.3 of the Base Indenture and Article V and Article VI of the Second Supplemental Indenture with respect to the Outstanding Securities of such series on and after the date the applicable conditions set forth in Section 11.4 are satisfied (“Covenant Defeasance”). Covenant defeasance shall mean that, with respect to the Outstanding Securities of such series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in Section 5.3 of the Base Indenture and Article V and Article VI of the Second Supplemental Indenture, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in any other document, and such omission to comply shall not constitute an Event of Default under Section 7.1(iv) of the Second Supplemental Indenture with respect to Outstanding Securities of such series, and the remainder of this Indenture and of the Securities of such series shall be unaffected thereby.”

ARTICLE IV.

REDEMPTION AND REPURCHASES

Article III of the Base Indenture is, subject to Section 3.1 and with respect to the 2020 Notes only, replaced in its entirety with the provisions set forth in Article IV of this Second Supplemental Indenture.

Section 4.1             Company’s Right to Redeem; Notices to Trustee.

(a)           The Company, at its option, may redeem the 2020 Notes in accordance with the provisions of Paragraph 5 of the 2020 Notes (an “Optional Redemption”).

(b)           Each Holder or beneficial owner, by accepting the 2020 Notes, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any Subsidiary does business requires that a Person who is a Holder or the beneficial owner of the 2020 Notes be licensed, qualified or found suitable under applicable Gaming Laws, such Holder of 2020 Notes or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.   If such Person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option to:

(i)            require such Person to dispose of the 2020 Notes or beneficial interest in the 2020 Notes within 30 days of receipt of notice of the Company’s election or such earlier date as may be requested or prescribed by such Gaming Authority; or

(ii)           redeem such Person’s 2020 Notes (a “Gaming Law Redemption”) at a redemption price (the “Gaming Law Redemption Price”) per $1,000 principal amount of Securities equal to:

(A)          the lesser of

(1)           such Person’s cost, and

(2)           $1,000, plus accrued but unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so required or prescribed by the applicable Gaming Authority; or

(B)           such other amount as may be required by applicable law or by order of any applicable Gaming Authority,

provided, that, in the case of any such Gaming Law Redemption, (x) the Company shall use its reasonable efforts to obtain necessary regulatory approvals to provide that the Gaming Law Redemption Price will be no less than the amount set forth in clause (A)(2) above, and (y) following any such redemption, any Outstanding 2020 Notes shall have a minimum denomination of $2,000 and $1,000 in excess thereof.

The Company shall not be responsible for any costs or expenses any such Holder of 2020 Notes may incur in connection with its application for a license, qualification or a finding of suitability.

(c)           If the Company elects to redeem 2020 Notes pursuant to paragraph (a) or (b) of this Section 4.1, it shall notify the Trustee in writing of the Redemption Date, the principal amount of 2020 Notes to be redeemed and that such redemption is being made pursuant to Section 4.1(a) or Section 4.1(b), as the case may be. The Company shall give each notice to the Trustee provided for in this Section 4.1(c) as soon as practicable.  Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the terms and conditions of this Indenture.

(d)           The Company or the Trustee shall mail a notice of redemption of the 2020 Notes by first-class mail, postage prepaid, or by electronic transmission, to each Holder of 2020 Notes to be redeemed at such Holder’s registered address,

(i)            in the event of an Optional Redemption, at least 30 days but nor more than 60 days before the Redemption Date, and

(ii)           in the event of a Gaming Law Redemption, as soon as practicable, and in any event, no later than may be required by the applicable Gaming Authority.

In the event of an Optional Redemption, the Company shall also issue a press release containing the relevant information included in the notice and make the press release available on its website.

Any notice pursuant to this Section 4.1(d) shall identify the 2020 Notes to be redeemed, shall not be conditional and shall state:

(A)          the Redemption Date;

(B)           the Redemption Price as set forth in such 2020 Note;

(C)           the name and address of the Paying Agent;

(D)          that 2020 Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(E)           if fewer than all of the Outstanding 2020 Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular 2020 Notes to be redeemed;

(F)           that, unless the Company defaults in making payment of such Redemption Price, including accrued interest, if any, on and after the Redemption Date, interest will cease to accrue; and

(G)           the CUSIP and ISIN number of the 2020 Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided, that the Company makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders of 2020 Notes in accordance with this Section 4.1(d). The Trustee shall not be responsible for the content of the notice of redemption.

(e)           Once notice of redemption is given, 2020 Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice, subject, in the event of a Gaming Law Redemption, to the requirements of the applicable Gaming Authority causing such redemption.  Upon surrender to the Paying Agent, such 2020 Notes shall be paid at the Redemption Price stated in the notice.

Unless the Company defaults in the payment of the Redemption Price, including accrued interest, if any, on and after the Redemption Date, interest shall cease to accrue on the 2020 Notes or portions of 2020 Notes called for redemption.

(f)            Prior to 10:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company or any of its Subsidiaries is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all 2020 Notes to be redeemed on that date other than 2020 Notes or portions of 2020 Notes called for redemption which on or prior thereto have been delivered by the Company to the Trustee for cancellation.  The Paying Agent shall as promptly as practicable return to the Company any money not required for that purpose.  If such money is then held by the Company in trust and is not required for such purpose it shall be discharged from such trust.

Section 4.2             Selection of 2020 Notes To Be Redeemed.

(a)           In the event of an Optional Redemption, selection of the 2020 Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate (subject to the procedures of DTC).

(b)           In the event of a Gaming Law Redemption, the Company shall identify to the Trustee in writing such 2020 Notes as may be required to be redeemed Section 4.1(b) and the requirements of the applicable Gaming Authority.

(c)           2020 Notes shall be redeemed in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.  Provisions of this Indenture that apply to 2020 Notes called for redemption also apply to portions of 2020 Notes called for redemption.  Upon surrender of a 2020 Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new 2020 Note in an authorized denomination equal in principal amount to the unredeemed portion of the 2020 Note surrendered, or in the case of a Global Security, the Company shall instruct the Registrar to decrease such Global Security by the principal amount of the redeemed portion of the 2020 Note surrendered.

Section 4.3             Repurchase of 2020 Notes at Option of the Holder Upon a Change of Control Repurchase Event.

(a)           If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the 2020 Notes pursuant to Section 4.1, the 2020 Notes shall be repurchased by the Company, at the option of the Holder thereof, in cash, at a purchase price equal to 101% of the then-Outstanding principal amount thereof plus accrued but unpaid interest, to but excluding the Change of Control Repurchase Date (the “Change of Control Repurchase Price”), subject to satisfaction by or on behalf of the Holder of 2020 Notes of the requirements set forth in Section 4.3(c), provided, that the Company shall not be required to make a Change of Control repurchase offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements that the Company would have been required to meet had it made such an offer, and (ii) such third party purchases all 2020 Notes properly tendered and not withdrawn under its offer.  In addition, the Company shall not be required to repurchase any 2020 Notes if there has occurred and is continuing on the Change of Control Repurchase Date an Event of Default, other than as a result of a Default in the payment of the Change of Control Repurchase Price.

At least three Business Days before the Change of Control Notice Date (as defined below), the Company shall deliver an Officers’ Certificate to the Trustee specifying:

(i)            the information required by Section 4.3(b); and

(ii)           whether the Company desires the Trustee to give the Change of Control Notice required by Section 4.3(b).

(b)           Within 30 calendar days following the date upon which the Change of Control Repurchase Event occurred or, at the option of the Company, prior to any Change of Control but after the public announcement of that pending Change of Control, the Company shall send a written notice of the Change of Control Repurchase Event (the “Change of Control Notice,” and the date of such mailing, the “Change of Control Notice Date”) by first-class mail, or by electronic transmission in the case of 2020 Notes held in book-entry form, to the Trustee and to each Holder of 2020 Notes (and to beneficial owners as required by applicable law), provided, that a Change of Control Repurchase Event offer may only be made in advance of a Change of Control Repurchase Event and be conditional on such Change of Control Repurchase Event if a definitive agreement is in place for a Change of Control at the time such conditional Change of Control Repurchase Event offer is made.

The Change of Control Notice shall include a form of Change of Control Repurchase Notice to be completed by the Holder of 2020 Notes and shall state:

(i)            briefly, the nature of the Change of Control Repurchase Event and the date of such Change of Control Repurchase Event;

(ii)           the date by which the Change of Control Repurchase Notice pursuant to Section 4.3(c) must be given;

(iii)          the repurchase date, which shall be no earlier than 30 calendar days and no more than 60 calendar days after the Change of Control Notice Date, except as may be required by law (the “Change of Control Repurchase Date”);

(iv)          the Change of Control Repurchase Price;

(v)           the name and address of the Paying Agent;

(vi)          that to collect payment, the 2020 Notes must be surrendered to the Paying Agent prior to the close of business on the third Business Day immediately preceding the Change of Control Repurchase Date;

(vii)         that the Change of Control Repurchase Price for any 2020 Note as to which a Change of Control Repurchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change of Control Repurchase Date and the time of surrender of such 2020 Note as described in (vi);

(viii)        briefly, the procedures the Holder of 2020 Notes must follow to exercise rights under this Section 4.3;

(ix)           the procedures for withdrawing a Change of Control Repurchase Notice;

(x)            that, unless the Company defaults in making payment of such Change of Control Repurchase Price, interest, if any, on 2020 Notes surrendered for repurchase by the Company will cease to accrue on and after the Change of Control Repurchase Date;

(xi)           the CUSIP and ISIN number of the 2020 Notes; and

(xii)          if mailed prior to the date of consummation of the Change of Control, that the Change of Control Repurchase Event offer is conditioned on the consummation of the Change of Control on or prior to the Change of Control Repurchase Date.

Simultaneously with the provision of the Change of Control Notice, the Company shall issue a press release containing the information in above clauses (i) through (xii) and make the press release available on its website.

(c)           A Holder of 2020 Notes may exercise its rights specified in Section 4.3(a) upon delivery of a written notice of repurchase (a “Change of Control Repurchase Notice”) to the Paying Agent at any time on or prior to the close of business on the third Business Day immediately preceding the Change of Control Repurchase Date, stating:

(i)            if certificated Securities have been issued, the certificate number of the 2020 Note which such Holder of 2020 Notes will deliver to be repurchased;

(ii)           the portion of the principal amount of the 2020 Note which such Holder of 2020 Notes will deliver to be repurchased, which portion must be $2,000 or an integral multiple of $1,000 in excess thereof; and

(iii)          that such 2020 Note shall be repurchased pursuant to the terms and conditions specified in Paragraph 6 of the 2020 Notes.

The delivery of such 2020 Note to the Paying Agent with the Change of Control Repurchase Notice (together with all necessary endorsements) at the offices of the Paying Agent specified in the Change of Control Notice, or the transfer of such 2020 Note to the Paying Agent by book-entry transfer pursuant to applicable procedures of the Paying Agent and DTC, prior to the close of business on the third Business Day immediately preceding the Change of Control Repurchase Date, shall be a condition to the receipt by the Holder of 2020 Notes of the Change of Control Repurchase Price therefor.

The Company shall repurchase from the Holder of 2020 Notes thereof, pursuant to this Section 4.3, a portion of a 2020 Note if the principal amount of such portion is $2,000 or an integral multiple of $1,000 in excess thereof.  Provisions of this Indenture that apply to the repurchase of all of a 2020 Note also apply to the repurchase of such portion of such 2020 Note.

Any repurchase by the Company contemplated pursuant to the provisions of this Section 4.3 shall be consummated by the delivery of the consideration to be received by the Holder of 2020 Notes on the Change of Control Repurchase Date.

(d)           The Company shall deposit cash, at the time and in the manner as provided in Section 4.5, sufficient to pay the aggregate Change of Control Repurchase Price of all 2020 Notes to be repurchased pursuant to this Section 4.3.

Section 4.4             Effect of Change of Control Repurchase Notice.

Upon receipt by the Paying Agent of the Change of Control Repurchase Notice specified in Section 4.3(c), the Holder of the 2020 Note in respect of which such Change of Control Repurchase Notice was given shall (unless such Change of Control Repurchase Notice is withdrawn as specified in the following paragraph) thereafter be entitled to receive solely the Change of Control Repurchase Price with respect to such 2020 Note.  Such Change of Control Repurchase Price shall be paid to such Holder, subject to receipts of funds by the Paying Agent, promptly following the later of (i) the Change of Control Repurchase Date with respect to such 2020 Note (provided the conditions in Section 4.3(c) have been satisfied) and (ii) the time of delivery of such 2020 Note to the Paying Agent by the Holder thereof in the manner required by Section 4.3(c).

A Change of Control Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Change of Control Repurchase Notice at any time prior to the close of business on the last day prior to the Change of Control Repurchase Date, specifying:

(a)           the certificate number of the 2020 Note in respect of which such notice of withdrawal is being submitted if certificated Securities have been issued, or the appropriate Depositary procedures;

(b)           the principal amount of the 2020 Note with respect to which such notice of withdrawal is being submitted; and

(c)           the principal amount, if any, of such 2020 Note which remains subject to the original Change of Control Repurchase Notice and which has been or will be delivered for repurchase by the Company.

Section 4.5             Deposit of Change of Control Repurchase Price.

Prior to 10:00 a.m. (New York City time) on the Change of Control Repurchase Date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 4.2 of the Base Indenture) an amount of cash (in immediately available funds if deposited on such Business Day), sufficient to pay the aggregate Change of Control Repurchase Price of all the 2020 Notes or portions thereof which are to be repurchased as of the Change of Control Repurchase Date.

Section 4.6             Acceptance of 2020 Notes Properly Tendered.

On the Change of Control Repurchase Date, the Company shall accept for payment all 2020 Notes or portions of 2020 Notes properly tendered pursuant to the Change of Control offer and deliver or cause to be delivered to the Trustee the 2020 Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the 2020 Notes or portions thereof the Company is repurchasing.  Any 2020 Note so accepted will cease to accrue interest on and after the Change of Control Repurchase Date.

Section 4.7             Distribution of Change of Control Repurchase Price.

The Paying Agent shall promptly distribute to each Holder of 2020 Notes properly tendered the Change of Control Repurchase Price for such 2020 Notes.

Section 4.8             2020 Notes Repurchased in Part.

Any certificated 2020 Note that is to be repurchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such 2020 Note, without service charge, a new 2020 Note, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the 2020 Note so surrendered which is not repurchased, or in the case of a Global Security, the Company shall instruct the Registrar to decrease such Global Security by the principal amount of the repurchased portion of the 2020 Note surrendered.

Section 4.9             Covenant to Comply with Securities Laws Upon Repurchase of 2020 Notes.

When complying with the provisions of Section 4.3 hereof (provided, that such offer or repurchase constitutes a “tender offer” for purposes of Regulation 14E (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or repurchase), the Company shall, to the extent applicable, (a) comply with Rule 14e-1 (or any successor provision) under the Exchange Act, and (b) otherwise comply with any applicable Federal and state securities laws so as to permit the rights and obligations under Section 4.3 to be exercised in the time and in the manner specified in Section 4.3.

Section 4.10           Repayment to the Company.

The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed as provided in Paragraph 13 of the 2020 Notes, held by them for the payment of the Change of Control Repurchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 4.5 exceeds the aggregate Change of Control Repurchase Price of the 2020 Notes or portions thereof which the

Company is obligated to repurchase as of the Change of Control Repurchase Date, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Change of Control Repurchase Date, the Trustee shall return any such excess to the Company.

ARTICLE V.

COVENANTS

Section 5.1             Further Instruments and Acts.

Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 5.2             Maintenance of Office or Agency.

The Company will maintain in Minneapolis, Minnesota, an office or agency of the Trustee, Registrar and Paying Agent where 2020 Notes may be presented or surrendered for payment, where 2020 Notes may be surrendered for registration of transfer, exchange, repurchase or redemption and where notices and demands to or upon the Company in respect of the 2020 Notes and this Indenture may be served.  The office of Wells Fargo Bank, National Association, at 625 Marquette Ave., Minneapolis, Minnesota 55402 (Attention: Bondholder Communication), shall initially be such office or agency for all of the aforesaid purposes.  The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency (other than a change in the location of the Corporate Trust Office of the Trustee).  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 9.2.

The Company may also from time to time designate one or more other offices or agencies where the 2020 Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in Minneapolis, Minnesota, for such purposes.

Section 5.3             Future Liens.

(a)           Subject to the Company’s obtaining the relevant regulatory approvals described in Section 5.3(b), if at any time, pursuant to the terms of any credit agreement or facility between the Company and its lenders, as amended at such time (a “Credit Facility”), the Company is required to grant a Lien to the lenders under such Credit Facility (or their representatives) as a result of the Company’s non-credit enhanced, senior unsecured long-term indebtedness being rated below the level specified in such Credit Facility, the Company will grant to the Trustee, on behalf of all Holders of the 2020 Notes, an equal and ratable Lien on any of its assets or the assets of its Subsidiaries that are subject to any such Lien granted to the lenders under the terms of such Credit Facility.  If, thereafter, any such Lien is released pursuant to the terms of any such Credit Facility, then the Lien granted to the Trustee, for the benefit of all

Holders of the 2020 Notes, will similarly be released; provided, that if any Lien in favor of the lenders under such Credit Facility is then subsequently reimposed under the terms of the Credit Facility, the Company shall again grant an equal and ratable Lien in favor to the Trustee, for the benefit of all Holders of the 2020 Notes.

(b)           The Company shall use its reasonable best efforts to obtain all regulatory approvals needed to implement Section 5.3(a) on or before November 15, 2010; provided, that any failure to obtain any such regulatory approval shall not be a breach of this covenant or a Default or Event of Default hereunder so long as the Company has used its reasonable best efforts to do so.

(c)           Any Lien granted pursuant to Section 5.3(a) shall be shared equally and ratably with the loans under the Credit Facility and with any other notes, bonds or debentures that may be issued by the Company following the date of this Second Supplemental Indenture, if the terms of such other notes, bonds or debentures so provide; provided that any such Lien shall be automatically released upon the release of the Lien granted pursuant to Section 5.3(a).

(d)           Any Lien granted pursuant to Section 5.3(a) shall be documented in a security agreement entered into by the Company and the collateral agent (or agents) thereunder.  The terms of such security agreement and the collateral agent (or agents) thereunder shall be determined by the Company and such lenders (or their representative) and, provided such terms otherwise comply with the terms of this Section 5.3, the Company shall be entitled to enter into such security agreement and provide to the Trustee, on behalf of all Holders of 2020 Notes, the equal and ratable Lien provided for therein.  Promptly following its entry into such security agreement, the Company shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent to its entry into such security agreement under this Indenture have been complied with and an opinion of counsel (or letter of reliance) stating that the security interest granted thereunder to the collateral agent for the benefit of the Holders has been validly created and properly recorded so as to make effective the lien created thereby in the collateral described in the security agreement.  Such security agreement shall provide for the automatic release of the Lien granted therein to the Trustee, on behalf of all Holders of 2020 Notes, upon the release of the Lien granted therein to the lenders under the applicable Credit Facility (or their representative), and any Lien granted therein to any other secured parties thereto shall also be automatically released upon the release of the Lien granted therein to the lenders under the applicable Credit Facility (or their representative).  Promptly following the automatic release of any such Lien, the Company shall provide written notice to the Trustee that the Lien granted under such security agreement to the Trustee, on behalf of all Holders of 2020 Notes, has been automatically released.  To the extent that the Trustee receives any monies in connection with such a Lien, it shall pay such funds to the Holder or Holders of 2020 Notes in accordance with the provisions of this Indenture in the same manner as payments of interest or principal on the 2020 Notes.  The Trustee may conclusively rely, in all respects and for all purposes hereunder, upon any Officers’ Certificate or written notice delivered to the Trustee by the Company under this Section 5.3.

Section 5.4             Restrictions on Secured Debt.

The Company shall not, and shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Indebtedness secured by any Lien, other than Permitted Liens, on (1) any property or assets owned or leased by the Company or any Restricted Subsidiary or (2) any shares of stock or debt of any Restricted Subsidiary, unless the Company secures the 2020 Notes equally and ratably with, and concurrently or prior to, the Indebtedness secured by the Lien, for so long as such other indebtedness is so secured.  If the Company secures the 2020 Notes in this manner, the Company shall have the option of securing any of its other Indebtedness or obligations, or those of any Subsidiary, equally and ratably with the 2020 Notes, as long as such other debt or obligations are not subordinate to the 2020 Notes.

Notwithstanding the foregoing, the Company may, and may permit any of its Restricted Subsidiaries to, incur Liens securing Indebtedness without granting equal and ratable Liens to the Trustee, on behalf of the Holders of the 2020 Notes, in accordance with the first paragraph of this Section 5.4 if, after giving effect to the granting of such Liens, the aggregate amount (without duplication) of (a) the aggregate principal amount of the Indebtedness secured by such Liens (other than Indebtedness secured by Permitted Liens) on the property or assets (which includes Capital Stock) of the Company and its Restricted Subsidiaries plus (b) all Attributable Indebtedness of the Company and its Restricted Subsidiaries in respect of any sale and leaseback transaction (other than those referred to in the second and third paragraphs of Section 5.5), is in aggregate less than or equal to 10% of the Company’s Consolidated Net Tangible Assets.

Section 5.5             Limitations on Sales and Leasebacks.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into, assume, guarantee or otherwise become liable with respect to a sale and leaseback transaction unless after giving effect thereto the sum, without duplication, of (a) the aggregate principal amount of all secured Indebtedness of the Company and its Restricted Subsidiaries (other than to the extent secured by a Permitted Lien) and (b) all Attributable Indebtedness of the Company and its Restricted Subsidiaries in respect of any sale and leaseback transactions (other than those referred to in the following two paragraphs) does not in the aggregate exceed 10% of the Company’s Consolidated Net Tangible Assets.

This Section 5.5 shall not apply to any sale and leaseback transaction if, within one year from the effective date of such sale and leaseback transaction, the Company or a Restricted Subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, the Company or any of the Company’s Restricted Subsidiaries or (2) the retirement of Long-Term Debt or the prepayment of any Capital Lease Obligation of the Company or any Restricted Subsidiary, an amount of cash not less than the greater of (a) the net proceeds of the sale of the property sold and leased back pursuant to such arrangement, or (b) the fair market value of the property sold and leased back pursuant to such arrangement, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any 2020 Notes delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of the Company’s Long-Term Debt (including, for this purpose, any currently maturing portion of such Long-Term Debt), other than the 2020 Notes voluntarily retired by the Company or any Restricted Subsidiary within one year after such sale.

This Section 5.5 also shall not apply to any sale and leaseback transaction between the Company and any Restricted Subsidiary or between any Restricted Subsidiary, or for which, at the time the transaction is entered into, the term of the related lease to the Company or a Restricted Subsidiary of the property sold pursuant to such transaction is three years or less.

Section 5.6             Compliance Certificate.

The Company shall deliver to the Trustee within 120 days after the end of each fiscal year (beginning with the fiscal year ending September 30, 2010) of the Company an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof, the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.  An Officers’ Certificate given pursuant to this Section 5.6 shall be signed by the principal financial or accounting officer of the Company but need not contain the statements provided for in Section 13.7 of the Base Indenture.

ARTICLE VI.

SUCCESSOR CORPORATION

Article X of the Base Indenture is, subject to Section 3.1 and with respect to the 2020 Notes only, replaced in its entirety with the provisions set forth in Article VI of this Second Supplemental Indenture.

Section 6.1             When Company May Merge or Transfer Assets.

The Company shall not consolidate with or merge with or into any other Person, convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company, unless:

(a)           either (i) the Company shall be the surviving Person, or (ii) if the Company is not the surviving Person, either (A) the surviving Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer, sale or lease the properties and assets of the Company substantially as an entirety shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia or (B) the Company shall have received an opinion of nationally recognized counsel experienced in such matters to the effect that, under the relevant laws (as in effect at the date of the merger or consolidation, but taking into account reasonably expected changes in laws), (x) Holders of the 2020 Notes will be subject to tax for U.S. federal income tax purposes with respect to their investment in the 2020 Notes after such transaction in the same amount, at the same time and otherwise in the same manner as prior to such transaction, and (y) the net amount of payments to be received by the Holders of the 2020 Notes will not be less than the amounts that such Holders of the 2020 Notes would have been entitled to receive prior to the merger or consolidation and, provided that, in the case of either clause (A) or (B), the surviving Person shall execute and deliver an indenture supplemental hereto,  in form reasonably satisfactory to the Trustee, expressly assuming the payment when due of the principal of and interest on the 2020 Notes and the performance of each of the Company’s other covenants under this Indenture;

(b)           if, as a result of any such consolidation or merger or such conveyance, transfer, sale or lease, the Company’s properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by this Indenture, the Company or the successor corporation shall take such steps as shall be necessary effectively to secure the 2020 Notes equally and ratably with (or prior to) all indebtedness secured thereby;

(c)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)           the Company shall have delivered to the Trustee an Officers’ Certificate stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article VI and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company herein; and thereafter, except in the case of a lease, the Company shall be discharged from all obligations and covenants under this Indenture and the 2020 Notes.  Subject to Section 9.1 of the Base Indenture, the Company, the Trustee and the successor Person shall enter into a supplemental indenture to evidence the succession and substitution of such successor Person and such discharge and release of the Company.

This Article VI shall not apply to any sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Restricted Subsidiary.

ARTICLE VII.

DEFAULTS AND REMEDIES

Article VI of the Base Indenture is, subject to Section 3.1 and with respect to the 2020 Notes only, replaced in its entirety with the provisions set forth in Article VII of this Second Supplemental Indenture.

Section 7.1             Events of Default.

Each of the following events shall be an “Event of Default”:

(i)            the Company defaults in any payment of interest due and payable on the 2020 Notes, and such default continues for a period of 30 days;

(ii)           the Company defaults in the payment of all or any part of the principal on the 2020 Notes and accrued but unpaid interest when the same becomes due and payable at the Maturity Date, upon required repurchase or following a Change of Control Repurchase Event;

(iii)          the Company fails to provide a Change of Control Notice as required in Section 4.3(b);

(iv)          the Company defaults in its performance of any covenant or agreement in respect of the 2020 Notes or this Indenture (other than a failure that is the subject of the foregoing clauses (i) or (ii)) for 60 days after receipt by the Company of a Notice of Default from the Trustee or after receipt by the Company and the Trustee of a Notice of Default from the Holders of at least 25% in aggregate principal amount of the 2020 Notes then Outstanding;

(v)           a default by the Company or any Significant Subsidiary under any Indebtedness (other than the 2020 Notes) having an outstanding principal amount of $100,000,000 (or its foreign currency equivalent) or more, after the applicable grace period, that has caused the holders of the instruments evidencing such Indebtedness to declare such Indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

(vi)          a default by the Company or any Significant Subsidiary in the payment of principal or premium at final maturity under any other instruments of indebtedness, which default is in an aggregate principal amount exceeding $100,000,000 (or its foreign currency equivalent) and continues unremedied and unwaived for more than 30 Business Days after the expiration of any grace period or extension of the time for payments applicable thereto;

(vii)         the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case;

(C)           consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)          makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)           appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property;

(C)           orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D)          grants any similar relief under any foreign laws; and in each such case the order or decree remains unstayed and in effect for 60 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (iv) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the 2020 Notes then Outstanding notify the Company (and in the case of such notice by Holders of 2020 Notes, the Trustee) of the Default and the Company does not cure such Default after receipt of such notice within the time specified.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default and any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Notwithstanding anything in this Indenture or in the 2020 Notes to the contrary, at the election of the Company, the sole remedy of a Holder resulting from an Event of Default specified in Section 7.1(iv) relating to the failure by the Company to comply with Section 5.3 of the Base Indenture or for any failure by the Company to comply with the requirements of Section 314(a)(1) of the TIA, shall for the first 60 days after the occurrence of such an Event of Default consist exclusively of the right to receive an extension fee (the “Extension Fee”) on the 2020 Notes at an annual rate equal to 0.25% of the principal amount of the 2020 Notes.  This Extension Fee will accrue on the 2020 Notes from and including the date on which an Event of Default relating to the failure to comply with Section 5.3 of the Base Indenture or for any failure by the Company to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 60th day thereafter (or such earlier date on which the Event of Default relating to such obligations shall have been cured or waived pursuant to Section 7.4).  On such 60th day (or earlier, if such Event of Default is cured or waived pursuant to Section 7.4 prior to such 60th day), such Extension Fee will cease to accrue and, if such Event of Default has not been cured or waived pursuant to Section 7.4 prior to such 60th day, then the Trustee or the Holders of not less than 25% in principal amount of the 2020 Notes may declare the principal of and accrued but unpaid interest on all such 2020 Notes to be due and payable immediately.  This provision shall not affect the rights of Holders of 2020 Notes in the event of the occurrence of any other Event of Default.  If the Company elects to pay the Extension Fee as the sole remedy for an Event of Default specified in Section 7.1(iv) relating to the failure by the Company to comply with Section 5.3 of the Base Indenture or the failure by the Company to comply with the requirements of Section 314(a)(1) of the TIA, the Company shall notify, in the manner provided for in Section 9.2, the Holders of 2020 Notes and the Trustee of such election at any time on or before the close of business on the date on which such Event of Default first occurs.  If the Extension Fee is payable under this Section 7.1, the Company shall deliver to the Trustee an Officers’ Certificate to that effect stating the date on which such Extension Fee is payable.  Unless and until a Trust Officer receives at the Corporate Trust Office such an Officers’ Certificate, the Trustee may assume without inquiry that no Extension Fee is payable.  If the Extension Fee has been paid by the Company directly to the Persons entitled to them, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

In the event that the Company is required to pay any Extension Fee pursuant to this Section 7.1, the Company shall provide a direction or order in the form of a written notice to the Trustee (and if the Trustee is not the Paying Agent, the Paying Agent) of the Company’s obligation to pay such Extension Fee no later than three Business Days prior to date on which any such Extension Fee is scheduled to be paid.  Such notice shall set forth the amount of Extension Fee to be paid by the Company on such payment date and direct the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) to make payment to the extent it receives funds from the Company to do so.  The Trustee shall not at any time be under any duty or responsibility to any Holder of 2020 Notes to determine whether Extension Fee is payable, or with respect to the nature, extent or calculation of the amount of Extension Fee owed, or with respect to the method employed in such calculation of Extension Fee.

Section 7.2             Acceleration.

If an Event of Default (other than an Event of Default specified in Sections 7.1(vii) or 7.1(viii) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the 2020 Notes then Outstanding by notice to the Company and the Trustee, may declare the principal amount of 2020 Notes Outstanding plus accrued but unpaid interest on all the 2020 Notes to be immediately due and payable.  Upon such a declaration, such accelerated amount shall be due and payable immediately.

If an Event of Default specified in Sections 7.1(vii) or 7.1(viii) with respect to the Company occurs and is continuing, the principal amount of 2020 Notes Outstanding plus accrued but unpaid interest on all the 2020 Notes shall, automatically and without any action by the Trustee or any Holder of 2020 Notes, become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of 2020 Notes.

The Holders of a majority in aggregate principal amount of the 2020 Notes at the time Outstanding by notice to the Trustee and the Company and without notice to any other Holder of 2020 Notes may rescind any declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal amount plus accrued but unpaid interest that have become due solely as a result of acceleration.  No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 7.3             Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of the principal amount plus accrued but unpaid interest, if any, on the 2020 Notes or to enforce the performance of any provision of the 2020 Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the 2020 Notes or does not produce any of the 2020 Notes in the proceeding.  A delay or omission by the Trustee or any Holder of 2020 Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

Section 7.4             Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the 2020 Notes at the time Outstanding by notice to the Trustee and without notice to any other Holder of 2020 Notes may waive an existing Default and its consequences except (a) an Event of Default described in Section 7.1(i) or 7.1(ii) or (b) a default in respect of a provision that under Section 9.2 of the Base Indenture cannot be amended without the consent of each Holder of 2020 Notes.  When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Section 7.5             Control by Majority.

The Holders of a majority in aggregate principal amount of the 2020 Notes at the time Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.1 of the Base Indenture, that the Trustee determines is prejudicial to the rights of other Holders of 2020 Notes or would potentially involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

Section 7.6             Limitation on Suits.

A Holder of 2020 Notes may not pursue any remedy with respect to this Indenture or the 2020 Notes unless:

(a)           such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in aggregate principal amount of the 2020 Notes at the time Outstanding make a written request, and such Holder or Holders shall have offered reasonable indemnity satisfactory to the Trustee to pursue such proceeding as trustee; and

(c)           the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer of indemnity and, during such 60-day period, has not received from the Holders of at least a majority in aggregate principal amount of the 2020 Notes at the time Outstanding a direction inconsistent with such request.

A Holder of 2020 Notes may not use the Indenture to prejudice the rights of any other Holder of 2020 Notes or to obtain a preference or priority over any other Holder of 2020 Notes.

Section 7.7             Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of 2020 Notes to receive payment of the principal amount, interest, Extension Fee, Redemption Price, or Change of Control Repurchase Price in respect of the 2020 Notes held by such Holder, on or after any Redemption Date, Change of Control Repurchase Date, or the respective due dates expressed in such Holder’s 2020 Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.8             Collection Suit by Trustee.

If an Event of Default specified in Section 7.1(i) or 7.1(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7 of the Base Indenture.

Section 7.9             Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders of 2020 Notes allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders of 2020 Notes in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder of 2020 Notes to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders of 2020 Notes, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7 of the Base Indenture.

Section 7.10           Priorities.

If the Trustee collects any money pursuant to this Article VII, it shall pay out the money in the following order:

FIRST:  to the Trustee for amounts due under Section 7.7 of the Base Indenture;

SECOND:  to Holders of 2020 Notes for amounts due and unpaid on the 2020 Notes for the principal amount, Redemption Price, Change of Control Repurchase Price or interest, if any, as the case may be, ratably, without preference or priority of any kind, according to such amounts due and payable on the 2020 Notes; and

THIRD:  the balance, if any, to the Company.

The Trustee may fix a record date and payment date for any payment to Holders of 2020 Notes pursuant to this Section 7.10.  At least 15 days before such record date, the Company shall mail to each Holder of 2020 Notes and the Trustee a notice that states the record date, the payment date and the amount to be paid.

Section 7.11           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.7 or a suit by Holders of more than 10% in aggregate principal amount of the 2020 Notes at the time Outstanding.

Section 7.12           Waiver of Stay, Extension or Usury Laws.

The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VIII.

DISCHARGE AND DEFEASANCE

Section 8.1             Discharge of Liability on Securities.

When (a) the Company delivers to the Trustee all Outstanding 2020 Notes (other than (i) 2020 Notes replaced pursuant to Section 2.7 of the Base Indenture and (ii) 2020 Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Sections 11.6 and 11.7 of the Base Indenture) for cancellation or (b) all Outstanding 2020 Notes have become due and payable or will become due and payable within one year, and the Company irrevocably deposits with the Trustee cash sufficient to pay all amounts due and owing on all Outstanding 2020 Notes (other than (i) 2020 Notes replaced pursuant to Section 2.7 of the Base Indenture and (ii) 2020 Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Sections 11.6 and 11.7 of the Base Indenture), and if in either case the Company pays all other sums payable hereunder by the Company, then this Second Supplemental Indenture shall, subject to Section 7.7 of the Base Indenture, cease to be of further effect.  The Trustee shall acknowledge satisfaction and discharge of this Second Supplemental Indenture with respect to the 2020 Notes on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

Section 8.2             Defeasance and Covenant Defeasance.

The provisions in Article XI of the Base Indenture, as modified and amended pursuant to Section 3.7 hereof, shall apply to the 2020 Notes and this Second Supplemental Indenture.

ARTICLE IX.

MISCELLANEOUS

Section 9.1             Trust Indenture Act Controls.

If and to the extent that any provision of this Indenture limits, qualifies or conflicts with any provision of the TIA as then in effect, such TIA provision shall control.

Section 9.2             Notices.

Any request, demand, authorization, notice, waiver, consent or communication shall be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile numbers:

if to the Company:

International Game Technology
9295 Prototype Drive
P.O. Box 10580
Reno, Nevada 89510
Facsimile:  (775) 448-0777
Attention of:  Chief Financial Officer

if to the Trustee:

Wells Fargo Bank, National Association
707 Wilshire Blvd, 17th Floor
Los Angeles, California 90017

Facsimile: 213-614-3355
Attention:  Corporate Trust Department

The Company or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder of 2020 Notes shall be mailed to such Holder of 2020 Notes, by first-class mail, postage prepaid, at such Holder’s address as it appears on the registration books of the Registrar and shall be deemed sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder of 2020 Notes or any defect in it shall not affect its sufficiency with respect to other Holders of 2020 Notes.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company mails a notice or communication to the Holders of 2020 Notes, it shall mail a copy to the Trustee and each Registrar, Paying Agent or co-registrar.

Section 9.3             Separability Clause.

In case any one or more of the provisions contained in this Indenture or in the 2020 Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Indenture or in the 2020 Notes, but this Indenture and the 2020 Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.4             Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a Record Date is a Legal Holiday, the Record Date shall not be affected.

Section 9.5             Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE AND THE 2020 NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.6             No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the 2020 Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a 2020 Note, each Holder of 2020 Notes shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the 2020 Notes.

Section 9.7             Successors.

All agreements of the Company in this Indenture and the 2020 Notes shall bind its successor.  All agreements of the Trustee in this Indenture shall bind its successor.

Section 9.8             Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

Section 9.9             Table of Contents; Headings.

The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof

Section 9.10           Submission to Jurisdiction.

The Company (i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the 2020 Notes, as the case may be, may be instituted in any federal court sitting in the Borough of Manhattan, The City of New York, County of New York, State of New York; (ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (iii) submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

Section 9.11           Appointment of Agent for Service of Process.

The Company hereby designates Christopher W. Jones, Esq. as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon said agent at its office at International Game Technology, 520 White Plains Road, Suite 500, Tarrytown, New York 10591-5118 (or at such other address in the Borough of Manhattan, the City of New York, as such agent may designate by written notice to the Company and the Trustee), and written notice of said service to the Company, mailed or delivered to it, at the addresses provided above, shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Company, whether or not the Company shall then be doing, or at any time shall have done, business within the State of New York, and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in such State, and waives all claim of error by reason of any such service.

IN WITNESS WHEREOF, INTERNATIONAL GAME TECHNOLOGY has caused this Second Supplemental Indenture to be duly executed as a deed the day and year first before written.

INTERNATIONAL GAME TECHNOLOGY

/s/ Patrick W. Cavanaugh
Name: Patrick W. Cavanaugh
Title: Executive Vice President,
Chief Financial Officer and Treasurer

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
	Name:	Maddy Hall
	Title:	Vice President

EXHIBIT A — FORM OF SECURITY

[FORM OF FACE OF SECURITY]

[Include the following legend for Global Securities only (the “Global Securities Legend”):]

THIS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HERINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. 1	CUSIP: 459902 AS1
ISIN: US459902AS13

Principal Amount $300,000,000
[as revised by the Schedule of Increases
and Decreases in the Global Security attached hereto][include for Global Security]

International Game Technology

5.500% Notes due 2020

International Game Technology, a Nevada corporation, promises to pay to [include “Cede & Co.” for Global Security] or registered assigns, the principal amount of $300,000,000 on June 15, 2020 (the “Maturity Date”).

Interest Payment Dates:  June 15 and December 15.

Record Dates:  June 1 and December 1.

Additional provisions of this 2020 Note (herein, the “Security”) are set forth on the other side of this Security.

Dated: , 2010	INTERNATIONAL GAME TECHNOLOGY

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Securities referred to in the within-mentioned Indenture.

By
Authorized Signatory

Dated:

[FORM OF REVERSE OF SECURITY]

5.500% Notes due 2020

1.             Interest.

This Security shall bear cash interest at the rate of 5.500% per annum.  Interest on this Security shall accrue from June 8, 2010 (the “Issue Date”), or from the most recent date to which interest has been paid or provided for.  Interest shall be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2010 to the holders of record of Securities (the “Holder”) at the close of business on the June 1 or December 1 immediately preceding such Interest Payment Date (or repurchase, redemption or Maturity Date, as applicable).  Each payment of cash interest on this Security shall include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, the Issue Date) through the day before the applicable Interest Payment Date, Redemption Date, Change of Control Repurchase Date or Maturity Date, as applicable.  Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or other amount will be paid as a result of any such postponement.  Interest shall be calculated using a 360-day year composed of twelve 30-day months.  Interest shall cease to accrue on this Security upon its Maturity Date or repurchase by the Company including a repurchase at the option of the Holder upon a Change of Control Repurchase Event.

2.             Method of Payment.

The Company shall promptly make all payments in respect of the Securities on the dates and in the manner provided herein and in the Indenture.  The Company will pay interest (except Defaulted Interest) on the principal amount of the Securities on each June 15 and December 15 to the Persons who are registered Holders of Securities at the close of business on the June 1 and December 1 next preceding the Interest Payment Date even if Securities are canceled or repurchased after such Record Date and on or before the Interest Payment Date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company will pay principal and interest, including additional interest, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company will make all payments in respect of a Global Security registered in the name of the Depositary or its nominee to the Depositary or its nominee, as the case may be, by wire transfer of immediately available funds to the account specified by such Holder.  The Company will make all payments in respect of a certificated Security (including principal and interest) in U.S. dollars at the office of the Trustee.  At the Company’s option, the Company may make such payments by mailing a check to the registered address of each Holder thereof as such address shall appear on the register or by wire transfer of immediately available funds to the account specified by such Holder.

3.             Paying Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the United States of America, which shall initially be an office or agency of the Trustee.  The Company and any of its Subsidiaries may act as Paying Agent or Registrar.

4.             Indenture.

The Company issued the Securities under an indenture dated as of June 15, 2009, as supplemented by a second supplemental indenture as of June 8, 2010 (together, the “Indenture”), in each case between the Company and the Trustee.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “Trust Indenture Act”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Securities are general unsecured and unsubordinated obligations of the Company limited to an aggregate principal amount of $300,000,000.  The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.             Redemption at the Option of the Company.

No sinking fund is provided for the Securities.  Subject to the terms and conditions of the Indenture, the Securities are redeemable at the option of the Company in whole, at any time, or in part, from time to time, for a cash redemption price (the “Optional Redemption Price”) equal to:

(i)            the greater of

(A)                              one hundred percent (100%) of the principal amount of the Securities to be redeemed, and

(B)                                the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to, but excluding, the Redemption Date) on the Securities to be redeemed discounted to the applicable Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 35 basis points; plus

(ii)                                  in each case, any accrued but unpaid interest, if any, on the Securities being redeemed to, but excluding, the applicable Redemption Date.

Notwithstanding the foregoing, installments of interest on such Securities that are due and payable on an interest payment date falling on or after a Redemption Date occurring after the related Record Date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date.

Unless the Company defaults in payment of the Optional Redemption Price on and after the applicable Redemption Date, interest will cease to accrue on the Securities or portions of the Securities called for redemption.

In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate (subject to the procedures of DTC).  No Securities of a principal amount of $2,000 or less will be redeemed in part.  If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed.  In the case of a certificated Security, a new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the holder of the Security upon surrender for cancellation of the original Security.

“Comparable Treasury Issue” means, with respect to the Securities, the U.S. Treasury security selected by a Reference Treasury Dealer selected by the Company (the “Independent Investment Bank”) as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of those Securities.

“Comparable Treasury Price” means, with respect to the Securities on any Redemption Date, (1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day immediately preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) if the Independent Investment Bank obtains four or more Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Independent Investment Bank obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (c) if the Independent Investment Bank obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation;

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and any other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall replace that former dealer with another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and the Securities on any Redemption Date, the average, as determined by the Independent Investment Bank, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Bank by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.

“Treasury Rate” means, with respect to the Securities on any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Securities, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Notice of redemption pursuant to this Paragraph 5 shall be mailed or sent by electronic transmission at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder’s registered address.  In addition, the Company will issue a press release containing the relevant information included in the notice (and make the press release available on its website).

6.                                      Purchase by the Company at the Option of the Holder upon a Change of Control Repurchase Event.

(a)           At the option of the Holder and subject to the terms and conditions of the Indenture, if a Change of Control Repurchase Event occurs, each Holder of Securities will have the right, at its option to require the Company to repurchase for cash all of its Securities, or any portion of the principal amount thereof that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, at a Change of Control Repurchase Price equal to 101% of the then-Outstanding principal amount of Securities to be repurchased plus accrued but unpaid interest, if any, on the Change of Control Repurchase Date.  To exercise the repurchase right, the Holder must deliver on or before the close of business on the third Business Day immediately preceding the Change of Control Repurchase Date, a written notice to the Trustee of such Holder’s exercise of its repurchase right, together with the Securities with respect to which the right is being exercised.  The Company is required to repurchase the Securities on the date that is no earlier than 30 calendar days nor later than 60 calendar days after the date on which the Company notifies Holders of the Securities of the transaction or transactions that constitute the Change of Control Repurchase Event.

(b)           Holders have the right to withdraw any Change of Control Repurchase Notice delivered pursuant to Paragraph 6(a) above by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture at any time prior to 5:00 p.m. (New York City time) on the last day prior to the Change of Control Repurchase Date.  If cash sufficient to pay the Change of Control Repurchase Price of all Securities or portions thereof to be repurchased as of the Change of Control Repurchase Date is deposited with the Paying Agent on the Change of Control Repurchase Date, interest will cease to accrue on such Securities (or portions thereof) on and after such Change of Control Repurchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Change of Control Repurchase Price upon surrender of such Security.

7.                                      Restrictions on Secured Debt.

Pursuant to the terms of the Indenture, the Company and its Restricted Subsidiaries are subject to certain restrictions on their ability to incur, issue, assume or guarantee any Indebtedness secured by any Lien (other than Permitted Liens).

8.                                      Limitations on Sales and Leasebacks.

Pursuant to the terms of the Indenture, the Company and its Restricted Subsidiaries are subject to certain restrictions on their ability to enter into, assume, guarantee or otherwise become liable with respect to a sale and leaseback transaction to the extent set forth in the Indenture.

9.                                      Future Liens.

Pursuant to the terms of the Indenture, if at any time Company is required to grant a lien to the lenders under any credit agreement or facility because the Company’s non-credit enhanced, senior unsecured long-term debt is rated below a specified level, the Company has certain obligations to grant to the Trustee, for the pro rata benefit of all Holders of 2020 Notes, an equal and ratable lien on assets that are the subject of any such lien granted under the terms of such credit facility.

10.                               Mandatory Disposition Due to Gaming Laws.

Pursuant to the terms of the Indenture, each Holder or beneficial owner, by accepting this Security, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any Subsidiary does business requires that a Person who is a Holder or the beneficial owner of the Security be licensed, qualified or found suitable under applicable Gaming Laws, such Holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.  If such Person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option to require such Person to dispose of this Security or beneficial interest in this Security within 30 days of receipt of notice of the Company’s election or such earlier date as may be requested or prescribed by such Gaming Authority, or redeem such Person’s Security in accordance with the terms of the Indenture.

11.                               Denominations; Transfer; Exchange.

The Securities are in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not transfer or exchange any Securities in respect of which a Change of Control Repurchase Notice has been given and not withdrawn (except, in the case of a Security to be repurchased in part, the portion of the Security not to be repurchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

12.                               Persons Deemed Owners.

The registered Holder of this Security may be treated as the owner of this Security for all purposes.

13.                               Unclaimed Money or Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law.  After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

14.                               Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.                               Calculations in Respect of Securities.

Except as provided in Paragraph 5 of this Security, the Company will be responsible for making all calculations called for under the Securities.  These calculations include, but are not limited to, determinations of the market prices of the Securities and any accrued interest payable on the Securities.  The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Securities.  The Company will provide to the Trustee a schedule of its calculations, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification.  The Trustee will forward the Company’s calculations to any Holder of the Securities upon the request of such Holder.

16.                               No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Securities.

17.                               Authentication.

This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

18.                               Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.                               GOVERNING LAW.

THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.                               Extension Fee.

Holders of Securities shall be entitled to payments of Extension Fees to the extent set forth in the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, which has in it the text of this Security in larger type.  Requests may be made to:

International Game Technology
9295 Prototype Drive
Reno, Nevada 89521
Attention: Patrick W. Cavanaugh
Executive Vice President, Chief Financial Officer and Treasurer

ASSIGNMENT FORM
To assign this Security, fill in the form below:

I or we assign and transfer this Security

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guaranteed

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

[Include for Global Security]

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL SECURITY
Initial Principal amount of Global Security:                    ($                  ).

Date	Amount of Increase in Principal Amount of Global Security	Amount of Decrease in Principal Amount of Global Security	Principal Amount of Global Security After Increase or Decrease	Notation by Registrar or Security Custodian